EXHIBIT 99.1

Intersil Completes Supply Agreement Transaction


IRVINE, CA - June 30, 2000 - Intersil (NASDAQ: ISIL) announced today it has completed a multi-year supply agreement with ChipPAC, Inc. of Santa Clara, California for integrated circuit (IC) assembly and test services. Under terms of the agreement, Intersil has sold its Kuala Lumpur, Malaysia-based semiconductor assembly and test operations to ChipPAC, which will supply services to Intersil on a subcontract basis. "This agreement plays to the strengths of both companies," says Greg Williams, President and CEO of Intersil. "We can devote our energy to the design, development and marketing of high value ICs and chip sets for the integrated communications market while ChipPAC can expand its global operations by investing in a world-class assembly and test facility. This agreement gives Intersil additional test and assembly capacity, access to new packaging technologies and cost reduction benefits that support our goal of improving our overall gross margins. More importantly, we've gained a valued, long-term partner who will work closely with us to ensure a seamless transition for our customers." Under terms of the agreement, ChipPAC acquires all of Intersil's Kuala Lumpur manufacturing assets, including a 524,000 square foot semiconductor assembly and test facility, wireless and analog/mixed-signal test capabilities, a product distribution center as well as the operation's management team and approximately 2,900 employees. As a result of the transaction, Intersil receives cash and other consideration for its Kuala Lumpur operations, and recognizes a non-recurring, after-tax charge of between $10 million and $15 million in the fourth quarter ending today. Intersil has also completed a five-year supply agreement with ChipPAC that provides Intersil additional assembly and test capacity, access to new packaging technologies and improved operating performance.

About Intersil

Intersil uses its semiconductor expertise to enable highly integrated voice, data and video communications. Intersil's integrated communications portfolio includes PRISM(R) Wireless Local Area Network (WLAN) chip sets that enable mobile connectivity products for the home and office; analog, mixed-signal and digital integrated circuits for broadband access to wireless and wired Wide Area Networks (WANs); and power management products that enable 24x7 reliability in network servers, next generation PCs and information appliances. For more information about Intersil, visit the company's Internet homepage at www.intersil.com.

About ChipPAC, Inc.

ChipPAC, Inc. is one of the world's largest providers of semiconductor packaging and test services. The company offers a full array of packaging, from basic 6-pin to 2000-pin BGA/CSP and leaded packages. These packages are offered in wire-bond and flip-chip processes. The company has approximately 6,900 employees worldwide, with sales offices in Boston, Dallas, Phoenix, San Diego, Santa Clara, Japan, Korea, Singapore and The Netherlands, and ISO 9002-certified manufacturing facilities located in Ichon, Korea, Shanghai, China, and Kuala Lumpur, Malaysia. ChipPAC headquarters are 3151 Coronado Dr., Santa Clara, California 95054, 408-486-5900 or 1-888-232-2003, e-mail: info@chippac.com.
ChipPAC Inc. is first in Shaping Solutions*. Visit www.chippac.com for complete information about ChipPAC, including our new on-line Customer Center for product-specific information.

This press release contains information relating to prospective cost reductions and improved gross margins that are forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995. These forward-looking statements are subject to certain risks, uncertainties and assumptions that are difficult to predict. Therefore, our actual results could differ materially and adversely from those expressed in the forward looking statements as a result of various risk factors. Important risk factors that may cause such material differences for Intersil in connection with achieving cost reductions and improved gross margins include, but are not limited to, potential problems arising from the transition from a dedicated in-house assembly and test operation to an outsourcing supply arrangement; silicon wafer pricing and the availability of foundry and assembly capacity and raw materials; intellectual property disputes; as well as

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other risk factors detailed from time to time in Intersil's filings with the
U.S. Securities & Exchange Commission. These forward-looking statements are made only as of the date of this press release and Intersil undertakes no obligation to update or revise these forward-looking statements.

PRISM is a registered trademark of Intersil Corporation.
Shaping Solutions is a trademark of ChipPAC, Inc.

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